Exhibit 3.1

Articles of Association

As amended by the resolution

of the General Meeting held on 12 May 2015

OESTERREICHISCHE KONTROLLBANK AG

Articles of Association of Oesterreichische Kontrollbank Aktiengesellschaft, Vienna hereinafter referred to as the “Company”

This English translation of the authentic German text serves merely information purposes and in case of dispute the German text shall prevail.

I. General Provisions

Art. 1

(1) The Company, a company limited by shares, conducts business under the name: Oesterreichische Kontrollbank Aktiengesellschaft.

(2) Upon registration in the Companies Register, the use of a translation of the name of the Company into any other language which is in active use is permissible.

(3) The seat of the Company is Vienna.

(4) The Company has unlimited duration.

(5) The Company is a service enterprise of the Austrian banking industry. It is a specialised bank and performs mainly services for the export industry. In that respect the Company acts in particular in financing export business and as commissioner of the Republic of Austria. Furthermore services for the capital markets are rendered.

(6) When expressions relating to persons are used in the Articles of Association, they comprise equally women and men.

Art. 2

(1) The objects of the Company are:

(a) banking business of the kinds listed in art. 2 para 2, domestic and foreign, especially the provision of payment and securities clearing services for credit institutions by

1. accepting funds and facilitating transfers of funds between the holders of clearing accounts with the Company;

2. accepting securities for deposit on the accounts of clearing account holders and operating the clearing of securities including the operations of a central depository for securities;

3. clearing OTC trades;

4. clearing stock exchange trades;

5. issuing notes and bonds.

(b) the participation in establishing, acquiring, transforming, merging, reconstructing and liquidating enterprises, including in particular by acting as trustee, liquidator, supervisor or receiver in insolvency proceedings;

(c) the transaction of other fiduciary business as well as of syndicated business, especially between credit institutions and the government or other public law corporations (funds), and furthermore, the execution of transactions on a commission basis for public law entities and the implementation of leasing transactions;

(d) the trading for own account or for account of others via spot dealings in energy sources such as electricity, gas, oil and coal, as well as in emission allowances, and the clearing of such business.

(2) The objects of the Company pursuant to the Banking Act (“BA”) include:

1. the acceptance of moneys of others for custody or by way of deposit, limited to the acceptance of moneys of others on accounts to the extent that this is required for the transaction of other business (deposit business pursuant to s. 1 para 1 no. 1 of the BA);

2. the carrying out of non-cash payment transactions and the clearing of current accounts for others (current account business pursuant to s. 1 para 1 no. 2 BA);

3. the entering into money-lending agreements and the granting of monetary loans (credit business pursuant to s. 1 para 1 no. 3 BA);

4. the purchase of cheques and bills of exchange, in particular the discounting of bills of exchange (discount business pursuant to s. 1 para 1 no. 4 BA);

5. the safekeeping and administration of securities for others (deposit business pursuant to s. 1 para 1 no. 5 BA);

6. the issuance and administration of means of payment, such as credit cards and traveller cheques (s. 1 para 1 no. 6 BA);

7.

A) the trading for own account or for the account of others in

a) foreign means of payment (foreign exchange and foreign currency business);

b) money market instruments;

c) financial futures contracts (futures), including equivalent instruments settled in cash and options to acquire or dispose of any instruments falling within subparas a and d to f, including equivalent instruments settled in cash (futures and options business);

d) forward interest rate agreements (forward rate agreements, FRAs), interest rate and currency swaps, as well as swaps on equity or on stock indices (“equity swaps”);

e) securities (securities business);

f) instruments derived from subparas b through e, provided that the relevant trade is not conducted on a proprietary basis (s. 1 para 1 no. 7 BA);

B) the trading for own account or for account of others in derivatives based on energy sources such as electricity, gas, oil and coal as well as on emission allowances pursuant to art. 1 no. 6 subparas e to g and j of the Securities Supervision Act 2007—SSA 2007 (s. 1 para 1 no. 7a BA) and the clearing of such business;

8. the granting of sureties, guarantees and other credit support for others, if the liability assumed is in terms of money (guarantee business pursuant to s. 1 para 1 no. 8 BA);

9. the issuing of covered bank bonds and the investment of the proceeds in accordance with the applicable legal provisions (securities issuing business pursuant to s. 1 para 1 no. 9 BA);

10. the issuing of other fixed interest securities to invest the proceeds in other banking business (other securities issuing business pursuant to s. 1 para 1 no. 10 BA);

11. participation in the issue by third parties of one or more of the instruments listed in no. 7 subparas b to f and the provision of services related thereto (third party securities issuing business pursuant to s. 1 para 1 no. 11 BA);

12. the purchase of accounts receivable in respect of the delivery of goods or the rendering of services, the assumption of the recovery risk in respect of such receivables—except credit insurance—and, in connection therewith, the collection of such receivables (factoring business pursuant to s. 1 para 1 no. 16 BA);

13. money brokering in the interbank markets (s. 1 para 1 no. 17 BA);

14. brokerage in transactions set forth in

a) no. 1, except by companies providing insurance policies;

b) no. 3, except the brokerage of mortgage loans and personal loans within the scope of the trade license of real estate brokers and of brokers of personal loans, mortgage loans and investment advisers;

c) no. 7 subpara a, insofar as it relates to foreign exchange business;

d) no. 8 (s. 1 para 1 no. 18 BA)

as well as any business to which any credit institution or the Company in particular is entitled to undertake by law.

(3) Within the aforementioned limitations the Company is entitled to engage in all transactions and to take all steps which appear necessary or advantageous towards attaining its objectives, in particular by purchase and sale of real estate, establishment of branch offices (domestic and foreign), participations in enterprises of the same or similar kind, and by entering into cooperation agreements.

(4) The Company is furthermore entitled to perform services in the field of automated data processing and information technology (with the exception of activities reserved for chartered accountants), market research and management consultancy including business organisation and acting as a credit reporting agency.

Art. 3

The Company shall publish all announcements concerning the Company in the “Wiener Zeitung” insofar as, and as long as, required by mandatory legal provisions.

II. Share Capital and Shares

Art. 4

(1) The share capital amounts to EUR 130,000,000.—(one hundred and thirty million euro).

(2) The share capital of the Company is divided into 880,000.—(eight hundred and eighty thousand) no par value shares.

Art. 5

(1) All shares are registered shares.

(2) The transfer of ownership of shares by succession in law (inheritance, merger, etc.) is not subject to any limitations. Otherwise, the transfer of ownership of shares shall be subject to the consent by the Supervisory Board. Consent by the Supervisory Board may only be granted if the Board is satisfied that the shares to be sold have first been offered for purchase to the remaining shareholders under the same conditions, and that the offer has not been accepted by all or some of the shareholders within four weeks.

Art. 6

The form and content of the share certificates, dividend coupons and talons shall be determined by the Board of Management acting with the consent of the Supervisory Board.

III. Board of Management (“Vorstand”)

Art. 7

The Board of Management shall consist of two, three or four members. The Supervisory Board may allocate the duties of each member of the Board of Management and pass rules of procedure for the Board of Management.

Art. 8

(1) The Company shall be represented by two members of the Board of Management or by one member of the Board of Management together with one person holding a general power of representation (“Prokurist”).

(2) The Company may, subject to the statutory limitations, also be represented by two “Prokuristen”. Pursuant to s. 5 para 1 no. 12 BA the grant of any of the following powers to a single individual alone is not permitted:

•	a right of representation granted to a managing director (member of the Board of Management);

•	a general power of representation (“Einzelprokura”); or

•	a commercial authority for the entire business.

Art. 9

Provided that the Supervisory Board has appointed a Chairman of the Board of Management, then in the case of a tied vote the Chairman shall have the casting vote.

IV. Supervisory Board (“Aufsichtsrat”)

Art. 10

(1) The Supervisory Board shall consist of at least three members, but not more than fifteen members.

(2) Where the General Meeting does not resolve otherwise, the election of the members of the Supervisory Board is for the longest term of office permitted by law.

(3) In the event that members of the Supervisory Board retire before the end of their term of office, the Board shall consist of the remaining members until the next General Meeting, at which time by-elections shall be held. Only where the number of members of the Supervisory Board drops below three shall it be a requirement that earlier by-elections be held at an Extraordinary General Meeting.

Art. 11

The Supervisory Board shall elect from amongst its members a Chairman and one or more Vice Chairmen. The terms of office of the Chairman and of each Vice Chairman end, unless their election did not provide otherwise, with the respective ending of the term for which they were elected to the Supervisory Board. In the event that the Chairman or one of the Vice Chairmen retires from office, a new election shall be held at the next following meeting of the Supervisory Board.

Art. 12

(1) The Supervisory Board shall form a quorum if its members have been invited in writing or by e-mail addressed to the last notified postal or e-mail address, and if at such meeting at least three members are present, including the Chairman or a Vice Chairman. The chair shall be taken by the Chairman of the Supervisory Board or by a Vice Chairman. The voting procedure shall be determined by the Chairman of the respective meeting.

(2) Decisions are taken by simple majority. In the event that a majority of votes cannot be reached, the Chairman of the meeting shall have the casting vote. The aforesaid shall also apply to elections.

(3) The passing of a resolution in writing, electronically or by telefax is permissible without calling a meeting of the Supervisory Board, if the Chairman or a Vice Chairman so decides, and no member of the Supervisory Board objects. The above mentioned rules of procedure shall be applied accordingly.

(4) A member of the Supervisory Board may entrust in writing another member with his representation during one particular meeting. The member represented shall not be counted when determining whether the meeting forms a quorum. The right to act as Chairman cannot be transferred.

(5) Minutes shall be made of the Board’s discussions and decisions, and shall be signed by the Chairman of the respective meeting.

Art. 13

Transactions which require approval by the Supervisory Board shall be specified by the Board in rules of procedure for the Board of Management, if approval is not required by law.

Art. 14

(1) The Supervisory Board must appoint pursuant to s. 92 para 4a Company Act an Audit Committee. The Audit Committee must convene at least twice in each business year.

The Supervisory Board is further entitled to form other committees from amongst its members, in particular for the purpose of preparing its discussions and resolutions or supervising the implementation of its resolutions.

The rules of art. 12 also apply to the committees of the Supervisory Board. The quorum of a committee which consists of less than three members of the Supervisory Board is established if all its members are present.

(2) Resolutions by the Supervisory Board and by its committees shall be released on behalf of the Supervisory Board by the Chairman or by a Vice Chairman.

Art. 15

The Supervisory Board may only make amendments to the Articles of Association of the Company to the extent that they are drafting changes.

Art. 16

(1) In addition to the reimbursement of actual expenses, members of the Supervisory Board shall receive remuneration payable at the end of the business year (art. 24 subpara b).

(2) The Board of Management is authorised to arrange D&O insurance for members of the Supervisory Board on market terms.

V. General Meeting (“Hauptversammlung”)

Art. 17

The General Meeting, which passes resolutions ratifying the acts of the Board of Management and of the Supervisory Board, regarding the distribution of profits, and, as the case may be, regarding the annual financial statements (Ordinary General Meeting), shall be held within the first eight months of each business year.

Art. 18

(1) The General Meeting shall be convened by the Supervisory Board or by the Board of Management. It shall be held in Vienna.

(2) Public notice of the Ordinary General Meeting must be given at least 28 days prior to the date of the meeting and of the Extraordinary General Meeting at least 21 days prior to it.

(3) The General Meeting may be convened by registered letter to the address notified to the Company by each shareholder. The day of dispatch is considered to be the day notice is given. Alternatively a shareholder may notify an electronic mailing address and consent to be informed of the convening in that way.

(4) Beginning with the 21st day prior to the General Meeting the following documents must be made available at the registered office of the Company for inspection by the shareholders:

1. The resolutions proposed by the Board of Management and by the Supervisory Board respectively or, as the case may be, only by the Supervisory Board for the items of the agenda, except where the General Meeting is convened pursuant to s. 105 para 3 or para 4 Company Act or an item has been put on the agenda pursuant to s. 109 Company Act.

2. Where applicable, statements by the proposed members of the Supervisory Board on their professional qualifications, their professional or comparable functions as well as all circumstances which could raise the concern of being biased.

Furthermore, any explanation or reasoning prepared for the shareholders in respect of an item on the agenda.

3. In the case of the Ordinary General Meeting, the annual accounts containing the management report, the group accounts containing the group management report, the proposed profit distribution, as well as the report by the Supervisory Board pursuant to s. 96 Company Act.

4. Where the General Meeting is requested to resolve on the approval of an agreement, the draft of that agreement or its essential content.

5. All other reports and documents which have to be submitted to the General Meeting.

(5) The right of the shareholders to participate in the General Meeting and to exercise the rights of shareholders which must be exercised in the context of the General Meeting, depends on the entry of the shareholder in the shareholders register of the Company at the start of the relevant meeting. The shareholders must register with the Company in writing (“Textform”) for the meeting three business days prior to the meeting (for which purposes the relevant time is the time of receipt of the registration by the Company).

Art. 19

Each no par value share confers one vote.

Art. 20

(1) The General Meeting shall be chaired by the Chairman (Vice Chairman) of the Supervisory Board. In the event that neither of them is present or willing to chair, the Notary Public who is present to certify the proceedings shall chair the meeting for the purposes of electing a Chairman.

(2) The Chairman shall conduct the proceedings of the General Meeting and determine the order of items on the agenda as well as the voting procedure.

Art. 21

Where no absolute majority is obtained at elections upon the first poll, the poll shall be restricted to the two candidates who have received the highest number of votes. In the event of a tied vote, the Chairman shall have the casting vote.

VI. Financial Statements and Distribution of Profits

Art. 22

(1) The business year shall be the calendar year.

(2) The first business year shall end on 31 December of the year in which the Company has been entered in the Companies Register.

Art. 23

Within the first five months of each business year, the Board of Management shall prepare the annual financial statements, supplemented by the notes thereto, and a report for the previous business year and present them, after they have been audited by the auditor, to the Supervisory Board with the proposal for the distribution of profits.

Art. 24

The profit showing on the balance sheet after effecting depreciations, value adjustments, provisions and allocations to reserves (including mandatory reserves) shall be distributed as follows:

(a) first the shareholders shall receive as a dividend, corresponding to their share in the Company, up to four percent of the share capital, which is divided into no par value shares;

(b) after allowing for any reserves which have been dissolved, the Supervisory Board shall receive a share in the remaining profit;

(c) the rest of the profit shall be distributed among the shareholders, provided that the General Meeting does not decide on a different utilisation.

Art. 25

Dividends of shareholders not collected within three years after due date shall be forfeited to the Company’s legal reserves.

VII. Special Provisions concerning the Issue of Covered Bonds

Art. 26

The following assets may serve as covering funds for the purpose of providing preferential cover for the bonds:

(a) accounts receivable from the Republic of Austria;

(b) accounts receivable from domestic and foreign enterprises, insofar as they are warranted or guaranteed by the Republic of Austria;

(c) gilt edged securities;

(d) cash.

The total amount of bonds to be issued shall never exceed the assets assigned to the covering fund.

Art. 27

(1) The funds assigned as preferential cover for bonds (art. 26) serve as security for the satisfaction of claims arising from such bonds.

(2) The covering funds shall be registered in a separate register (Covering Funds Register).

Securities or cash shall be kept separately from the Company’s other assets in a blocked deposit, to which the Government Commissioner and the Company shall have only joint access. Where the relevant asset is a claim, the Company is obliged to notify the debtor that the claim against him serves as collateral.

(3) A Government Commissioner shall be appointed to supervise the Company’s compliance with its obligations under art. 26. Disposing of covering funds requires, without any exception, the consent of the Government Commissioner.

(4) In accordance with s. 2 of the Act dated 27 December 1905, Imperial Law Gazette No. 213, creditors of such bonds shall be preferentially satisfied out of the covering funds.

Art. 28

In the financial statements of the Company, both the covering fund and the use of such bonds shall be separately accounted for.